EXHIBIT 99.1

                                                       Stacey Dwyer, EVP

301 Commerce Street, Ste. 500, Fort Worth, Texas 76102

817-390-8200

October 16, 2007

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS NET SALES ORDERS FOR THE FOURTH QUARTER OF FISCAL YEAR 2007

FORT WORTH, TEXAS—D.R. Horton, Inc. (NYSE:DHI), America’s Builder, the largest homebuilder in the United States, Tuesday (October 16, 2007), reported net sales orders for the fourth quarter ended September 30, 2007 of 6,374 homes ($1.3 billion), compared to 10,430 homes ($2.5 billion) for the same quarter of fiscal year 2006. Net sales orders for fiscal year 2007 totaled 33,687 homes ($8.2 billion), compared to 51,980 homes ($13.9 billion) for fiscal year 2006. The Company’s cancellation rate (sales orders cancelled divided by gross sales orders) for the fourth quarter of fiscal 2007 was 48%.

Donald R. Horton, Chairman of the Board, said, “Market conditions for new home sales declined in our September quarter as inventory levels of both new and existing homes remained high while pricing remained very competitive. We also experienced reduced mortgage availability due to tighter lending standards, and buyers continued to approach the home buying decision cautiously. We expect the housing environment to remain challenging.

“We continue to focus on reducing inventory, generating cash flow and reducing outstanding debt. We significantly reduced our homes under construction during the fourth quarter, which contributed to achieving our cash flow from operations goal of $1 billion for the fiscal year.”

The Company will release its fourth quarter results on November 20, 2007 before the market opens. The conference call will be held Tuesday, November 20, 2007 at 10:00 a.m. Eastern Standard Time (EST). The dial-in number is 800-374-9096. Participants are encouraged to call in five minutes before the call begins (9:55 a.m. EST). Please reference the call host, Donald J. Tomnitz, CEO of D.R. Horton, Inc. The call will also be webcast from the Company’s website at www.drhorton.com on the “Investor Relations” page.

During the fourth quarter, the Company aligned its external reporting regions with changes in its internal reporting regions. The new Midwest region includes the following markets: Denver, Chicago and Minneapolis. Denver was previously reported in our Southwest region and Chicago and Minneapolis were previously reported in our Northeast region. The changes in reporting regions have no effect on the Company’s consolidated financial position, results of operations or cash flows for the periods presented.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 83 markets in 27 states in the Northeast, Midwest, Southeast, South Central, Southwest, California and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include our expectation for the housing market to remain challenging and our continued focus on reducing inventory, generating cash flow and reducing outstanding debt. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate, construction and other business conditions; changes in interest rates, the availability of mortgage financing or increases in the costs of owning a home; governmental regulations and environmental matters; the Company’s substantial debt; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company’s ability to successfully effect its growth strategies; and warranty and product liability claims. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly report on Form 10-Q, which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.

($’s in millions)

NET SALES ORDERS

	Three Months Ended September 30,
	2006		2007
	Homes	Value	Homes	Value

Northeast	1,072	$251.9	558	$123.2

Midwest	994	286.4	481	141.1

Southeast	1,237	264.7	905	169.4

South Central	3,504	615.6	2,542	441.4

Southwest	1,865	364.1	1,124	199.6

California	1,013	484.5	423	126.3

West	745	265.0	341	108.5

	10,430	$2,532.2	6,374	$1,309.5

	Year Ended September 30,
	2006		2007
	Homes	Value	Homes	Value

Northeast	4,999	$1,233.5	3,085	$792.3

Midwest	5,007	1,471.3	3,065	887.0

Southeast	7,082	1,753.8	5,206	1,130.4

South Central	14,682	2,536.4	9,740	1,723.5

Southwest	9,065	2,210.8	6,244	1,210.4

California	7,050	3,238.6	3,670	1,539.6

West	4,095	1,450.8	2,677	947.4

	51,980	$13,895.2	33,687	$8,230.6